                                                                 EXHIBIT 10.1



              EXPENSE ALLOCATION AND PARTICIPATION AGREEMENT II



                                R E C I T A L S:


         A. Brigham Oil & Gas, L.P., a Delaware limited partnership ("BOG"), is active in the exploration and development of oil and gas properties in the domestic United States.

         B. Gasco Limited Partnership a West Virginia limited partnership ("Gasco"), entered into that certain Expense Allocation and Participation Agreement dated effective as of April 1, 1996 (the "Previous Agreement") providing for its participation with BOG in the drilling of certain wells on properties owned or acquired, in whole or in part, by BOG, up and until March 31, 1997 upon and subject to the provisions contained in the Previous Agreement.

         B. Gasco now desires to enter into this Expense Allocation and Participation Agreement II (the "Agreement") to again participate with BOG in the drilling of wells on properties owned or hereafter acquired, in whole or in part, by BOG, during the term hereof and otherwise upon and subject to the provisions herein contained.

                                A G R E M E N T:

         FOR A GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, BOG and Gasco hereby act, agree and covenant as follows:

         Section 1. DEFINED TERMS. As used herein, the following terms shall have the following meanings:

                 "Affiliate" means, with respect to any Person: (a) any other Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (b) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, and (c) any other Person directly or indirectly controlling, controlled by or under common control with such Person.

                 "Agreement Term" means the period beginning on March 1, 1997 at 12:01 a.m. Dallas, Texas local time, and ending on the earlier to occur of (i) March 31, 1998, at 11:59 p.m. Dallas, Texas local time, or (ii) the date on which Gasco's 18% share of the Drilling Costs incurred in drilling the Subject Wells and Subsequent Wells equals or exceeds $4,500,000.00. However, in the event that it reasonably appears to BOG that such $4,500,000.00 amount will be reached before March 31, 1998 based upon the Drilling Costs incurred to that point in time and BOG's estimate of future Drilling Costs, BOG shall give Gasco written notice that such amount will probably be reached before March 31, 1998 and Gasco shall have the option to nonetheless extend the term of this Agreement to 11:59 p.m. Dallas, Texas local time on March 31, 1998, by giving BOG written notice of such extension no less than fifteen (15) days after Gasco's receipt of BOG's notice.

                 "Applicable Environmental Laws" means any federal, state and/or local laws, rules, orders or regulations, whether now existing or hereafter enacted, modified or amended, relating to health or to the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, a amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.

                 "Assigned Interests" shall have the meaning assigned to it in
         Section 9 hereof.

                 "Assignment" means any assignment executed pursuant to Section 9 hereof by BOG in favor of Gasco.

                 "BOG Completion Costs" means, with respect to any particular Subject Well or Subsequent Well, BOG's share of the Completion Costs associated with such Subject Well or Subsequent Well. For purposes of the foregoing, "BOG's share" of Completion Costs shall be determined based upon the share of Completion Costs allocable to BOG Properties
         (a) without regard to any other agreement whereunder a third party agrees to carry BOG for all or any portion of what would otherwise be BOG's share of Completion Costs relative to any particular Subject Well or Subsequent Well, (b) without regard to any agreement whereunder BOG agrees to carry a third party for a share of such third party's Completion Costs, and (c) with regard to and taking into account any additional interest (and attendant share of Completion Costs) in any particular Subject Well or Subsequent Well which BOG may acquire, temporarily or permanently, due to the election by one or more third parties not to participate in the Completion of such Subject Well or Subsequent Well, provided, however, that the interests that are the subject of such third party election not to participate shall be deemed to be part of the BOG Properties for the full term of the relinquishment of the interest by the third party in accordance with the terms of the agreement creating the temporary interest. By way of illustration, assume that BOG owns (or is entitled to earn, under a BOG Farmout Agreement or otherwise) a 25% interest in a lease covering 100% of the mineral fee interest in Tract A, and ABC Oil Company ("ABC") owns 25% and CDE Oil Company ("CDE") owns the remaining 50% interest. If BOG proposes the Completion of a Subject Well or Subsequent Well on Tract A and all of BOG, ABC and CDE elect to participate therein, BOG's share of the Completion Costs associated with such well would, in typical circumstances, be 25%. If, however, ABC elects not to participate in the Completion of the well and BOG and CDE elect to proceed to Complete the well and each acquire a proportionate part of ABC's non-consent interest, BOG's share of the Completion Costs would, in typical circumstances, be 33.333%. In the event ABC has the right to again participate in the well after, for example, payout of a nonconsent penalty, the interests of BOG and Gasco shall both proportionately be reduced to take into account the after payout interest of ABC. In both of the examples set out above, assume further that XYZ Oil Company ("XYZ") has agreed to carry BOG for 50% of what would otherwise be BOG's share of Completion Costs in order to earn 25% of BOG's interest in the well. Under such circumstances, the BOG Completion Costs shall be determined without regard to XYZ's agreement to pay 50% of what would otherwise be BOG's share of the Completion Costs associated with the well, but the 25% interest BOG is obligated to assign to XYZ shall be taken into account in determining the interest in any particular BOG Property subject to this Agreement. As such, in this example in which XYZ has agreed to pay 50% of BOG's share of Completion Costs in return for 25% of BOG's interest in the Subject Well or Subsequent Well, as BOG's interest in the well is reduced to 18.75% in the example in which all of the parties elected to participate and to 24.99975% in the example in which ABC elected not to participate in order to account for XYZ's earned interest, the BOG Completion Costs associated with such well would be reduced to BOG's reduced interest in the Subject Well or Subsequent Well.

                 "BOG Drilling Costs" means, with respect to any particular Subject Well or Subsequent Well, BOG's share of the Drilling Costs associated with such Subject Well or Subsequent Well. For purposes of the foregoing, "BOG's share" of Drilling Costs shall be determined based upon the share of Drilling Costs allocable to BOG Properties (a) without regard to any other agreement whereunder a third party agrees to carry BOG for all or any portion of what would otherwise be BOG's share of Drilling Costs relative to any particular Subject Well or Subsequent Well, (b) without regard to any agreement whereunder BOG agrees to carry a third party for a share of such third party's Drilling Costs, and (c) with regard to and taking into account any additional interest (and attendant share of additional Drilling Costs) in any particular Subject Well or Subsequent Well which BOG may acquire, temporarily or permanently, due to the election by one or more third parties not to participate in the drilling of such Subject Well or Subsequent Well, provided, however, that the interests that are the subject of such third party election not to participate shall be deemed to be part of the BOG Properties for the full term of the relinquishment of the interest by the third party in accordance with the terms of the agreement creating the temporary interest. By way of illustration, assume that BOG owns (or is entitled to earn, under a BOG Farmout Agreement or otherwise) a 25% interest in a lease covering 100% of the mineral fee interest in Tract A, and ABC Oil Company ("ABC") owns 25% and CDE Oil Company ("CDE") owns the remaining 50% interest. If BOG proposes the drilling of a well on Tract A and all of BOG, ABC and CDE elect to participate therein, BOG's share of the Drilling Costs associated with such well would, in typical circumstances be 25%. If, however, ABC elects not to participate in the drilling of the well and BOG and CDE elect to proceed to drill the well and each acquire their proportionate part of ABC's non-consent interest, BOG's share of the Drilling Costs would, in typical circumstances, be 33.333%. In the event ABC has the right to again participate in the well after, for example, payout of a nonconsent penalty, the interests of BOG and Gasco shall both proportionately be reduced to take into account the after payout interest of ABC.
         In both of the examples set out above, assume further that XYZ Oil Company ("XYZ") has agreed to carry BOG for 50% of what would otherwise be BOG's share of Drilling Costs in order to earn 25% of BOG's interest in the Subject Well or Subsequent Well. Under such circumstances, the BOG Drilling Costs shall be determined without regard to XYZ's agreement to pay 50% of what would otherwise be BOG's share of the Drilling Costs associated with the well, but the 25% interest BOG is obligated to assign to XYZ shall be taken into account in determining the interest in any particular BOG Property subject to this Agreement. As such, in this example in which XYZ has agreed to pay 50% of BOG's share of Drilling Costs in return for 25% of BOG's interest in the Subject Well or Subsequent Well, as BOG's interest in the well is reduced to 18.75% in the example in which all of the parties elected to participate and to 24.99975% in the example in which ABC elected not to participate in order to account for XYZ's earned interest, the BOG Drilling Costs associated with such well would be reduced to BOG's reduced interest in the Subject Well or Subsequent Well.

                 "BOG Farmout Agreement" means any agreement through which BOG and/or Gasco must either provide seismic data, drill a Subject Well or drill a Subsequent Well in order to earn an assignment of BOG Properties from a third party.

                 "BOG Participation Agreements" means any agreements now or hereafter existing whereunder BOG agrees with certain third parties upon terms and conditions of joint exploration and/or development of oil and/or gas properties located in the domestic United States, including without limitation the existing participation agreements described in Exhibit A hereto, as same may be amended, modified or extended from time to time.

                 "BOG Properties" means BOG's undivided right, title and interest in and to any property, right or interest that gives BOG the right to drill for and produce oil, gas and associated hydrocarbons in any of the states set forth in Exhibit B attached hereto and any state bottom offshore lands and waters for the states listed in Exhibit B, whether now owned or hereafter acquired by BOG during the term hereof; BOG Properties shall in no event include any overriding royalty interest owned by or owing to BOG, whether pursuant to a BOG
         Participation Agreement or otherwise.   However, in the event that
         prior to the Completion of a Subject Well BOG has assigned or has agreed to assign interests in properties, rights or interests which are related to such Subject Well or the Drilling and Production Unit for the applicable Subject Well, the interests in such properties, rights or interests which BOG has assigned or agreed to assign shall not be part of the BOG Properties for purposes of this Agreement; provided, however, that in the event that BOG enters into an agreement with a third-party that is similar in form and substance as the terms of this Agreement (being for participation in at least the majority of all of the wells that are drilled by BOG over at least a six month period and being hereinafter referred to as a "Parallel Agreement" and which Parallel Agreement shall comply with the provisions of Section 3(c) hereof), then in such event the interests BOG has agreed to assign to such third-party pursuant to the terms of the Parallel Agreement shall be deemed to be part of the BOG Properties for purposes of this Agreement. In addition, anything to the contrary contained herein notwithstanding, in the event that BOG Drilling Costs with respect to any particular Subject Well are estimated, as set out in the initial authority for expenditure or "AFE" circulated for the drilling of such Subject Well (which AFE may be circulated by BOG or by some third party), to exceed $750,000.00, BOG's undivided interests in and to the properties, rights and interests included in the Drilling and Production Unit for such Subject Well shall be reduced in the same proportion which is necessary to cause the estimated BOG Drilling Costs (as reflected in the AFE) allocable to the BOG Properties to be reduced to $750,000.00, and the amount of the reduction shall not be a part of the BOG Properties and shall otherwise be excluded from this Agreement for all purposes. By way of illustration, assume that (a) the estimated BOG Drilling Costs for any particular Subject Well is $1,000,000.00 and thus exceeds the amount of $750,000.00 by $250,000.00, (b) the Drilling and Production Unit for such Subject Well covers 80 acres and as part of the BOG Properties BOG owns and undivided 70% interest in an oil and gas lease (for purposes of this example referred to as the "Lease") covering 60 net mineral acres in such Drilling Unit and an undivided 40% interest in the minerals (for purposes of this example referred to as the "Minerals") covering the other 20 net mineral acres in the Drilling and Production Unit. Under this example, only 75% of BOG's interest in both the Lease and the Minerals would constitute the BOG Properties for such Drilling and Production Unit; as such, only an undivided 52.5% (i.e. 75% of BOG's 70%) interest in the Lease and an undivided 30% (i.e. 75% of BOG's 40%) interest in the Minerals would be included the BOG Properties for the Drilling and Production Unit for such Subject Well. Notwithstanding any provision hereof to the contrary, the original estimate of BOG Drilling Costs as set forth in the initial AFE circulated relative to any Subject Well will always, unless BOG and Gasco mutually agree to the contrary, definitely be utilized for purposes of determining whether and by how much the above-described $750,000.00 benchmark has been exceeded.

                 "Casing Point" means the time when the well has been drilled to the objective depth stated in the initial notice, appropriate tests have been made, and the drilling operator notifies all of the participating parties of his recommendation with respect to completing or plugging and abandoning the well.

                 "Complete" or "Completion" means a single operation designed to complete a Subject Well or Subsequent Well as a producer in one or more zones, including without limitation the setting of production casing, perforating, and, where necessary or appropriate, well stimulation.

                 "Completion Costs" means the costs and expenses associated with any attempted Completion of a Subject Well or Subsequent Well.
         In addition, in the event that Completion operations are attempted within a well but the well is not ultimately completed as a producer, the costs incurred to plug and abandon such well shall also constitute Completion Costs for purposes of this Agreement.

                 "Consent" means any right of a third party to grant or deny its consent to the execution of this Agreement or the consummation of all or any part of the transactions contemplated herein, including without limitation any consents provided for or otherwise disclosed in the existing BOG Participation Agreements.

                 "Drilling Costs" means all costs and expenses related to (a) the preparation for drilling and then the drilling and equipping of a well up and to Casing Point, and (b) all activities associated with plugging and abandoning a well in which Completion operations have not been attempted. Without limitation of the generality of the foregoing, Drilling Costs shall include all costs associated with (i) clearing and building a location and creating or improving access to such location (e.g., by building roads), (ii) setting surface casing, and (iii) logging and testing the well prior to the commencement of Completion operations.

                 "Drilling and Production Unit" means, with respect to any particular well, the acreage allocable, as determined by reference to the formation initially Completed in such well, to such well under applicable laws, rules or regulations of governmental authorities having jurisdiction for the drilling and production of such well at a legal location and the production from such well of its maximum allowable, such maximum allowable to be determined by reference to the lesser of (a) the maximum permissible allowable for such well as set by any governmental authority having jurisdiction, and (b) such well's maximum prudent physical productive capability, as determined by reference to the initial potential test or initial deliverability test, as the case may be, for such well, limited in each instance to those depths between the surface and 100 feet below the deepest depth drilled in the relevant well; the exact configuration of any such Drilling and Production Unit shall be designated by BOG utilizing reasonable discretion and good faith. In the event that no governmental authority having jurisdiction has promulgated any laws, rules or regulations pursuant to which the Drilling and Production Unit for any particular well can be determined as set forth in the immediately preceding sentence, BOG shall, utilizing reasonable discretion and good faith, designate a Drilling and Production Unit for such well. However, in the event that after a Drilling and Production Unit is established for a Subject Well as provided herein, the Drilling and Production Unit for a Subject Well that has been completed as a producer is reconfigured or otherwise altered or changed under law, rule, order or regulation of any governmental authority having jurisdiction (which BOG agrees to neither apply for or support if an effect of such order would be to reduce the interest of Gasco in the applicable Drilling and Production Unit from that which existed when the Subject Well was drilled and completed), commencing with the effective date of such change, the Drilling and Production Unit for such Subject Well shall be deemed to have been altered as required by the law, rule, order or regulation and the Parties shall execute all conveyance instruments necessary to cause Gasco to own the interests (and only the interests) in the entirety of the BOG Properties which are included within the revised Drilling and Production Unit; provided, however, that in the event that prior to the change in the Drilling and Production Unit a well has been drilled on acreage (or lands pooled or otherwise combined therewith) which was not previously included within such Drilling and Production Unit or BOG has assigned interests in acreage which was not previously included within such Drilling and Production Unit, BOG shall not be required to assign such well (or any production therefrom) or interests to Gasco despite the later inclusion of such well or acreage in the Drilling and Production Unit. Similarly, in the event that prior to a change in a Drilling and Production Unit a Subsequent Well has been drilled on acreage which was previously included within such Drilling and Production Unit and Gasco participated in the drilling of such Subsequent Well as provided in
         Section 9(b) below, Gasco shall not be required to assign its interest in such Subsequent Well (or any production therefrom) to BOG despite the later exclusion of such Subsequent Well or acreage from the Drilling and Production Unit. The Drilling and Production Unit for any particular Subject Well shall in no event include any acreage and/or depths otherwise allocable to the drilling and spacing, proration or pooled unit reasonably and in good faith designated by BOG for any other well, the actual drilling of which was commenced prior to the date hereof or which is the subject of the Previous Agreement, in which BOG owns an interest and which does not constitute a Subject Well.

                 "Initial Deposit" shall have the meaning assigned to it in
         Section 8 hereof.

                 "Initial Period" shall have the meaning assigned to it in
         Section 8 hereof.

                 "Person" means, an individual, corporation, partnership, limited liability company, association, joint stock company, pension fund, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

                 "Preferential Rights" means a preferential right or option in favor of a third party to acquire all or a portion of a BOG Property, or to otherwise participate with BOG in the exploration, or development thereof.

                 "Pre-Payment Balance" means the balance of the funds that have been paid to BOG for Gasco's share of BOG Drilling Costs and BOG Completion Costs which have not yet been paid or advanced to the drilling operator.

                 "Routine Governmental Approvals" means the right of any governmental entity to consent to or approve the transfer of any interest in a specific BOG Property.

                 "Seismic Data" means all data secured by or on behalf of BOG in the conduct of 3-D seismic operations on, across or through the BOG Properties, including any tapes, reproducibles and interpretations. Seismic Data shall not include any data which BOG, in its sole and absolute discretion, deems to be subject to a confidentiality restriction imposed by or for the benefit of a third party.

                 "Shortfall Deposit" means any additional funds required to be deposited by Gasco with BOG pursuant to subsection 8(b)(iii) hereof.

                 "Subject Well" means each well on a BOG Property, or on lands pooled or unitized therewith, for which drilling operations are actually commenced after the commencement of the Agreement Term and for which Gasco's share of the BOG Drilling Costs for such well have been forwarded to the drilling operator for such well prior to the expiration of the Agreement Term in accordance with the terms of
         Section 8 below, regardless of when the well was proposed; the term Subject Well shall not include (a) any well in the drilling of which BOG elects not to participate, or (b) any recompletion, deepening, side track, plug back, rework or other operation in a wellbore already in existence at the time the subject new operation is proposed. For purposes of this definition, drilling operations for a well shall not be deemed to have been "actually commenced" unless and until a drill bit is turning in the ground at the well's surface location utilizing a drilling rig that is capable of drilling the well to its proposed total depth. The Parties recognize and agree that any well which is drilled within the Drilling and Production Unit (or on lands pooled or unitized therewith) that is established for a well which was the subject of the Previous Agreement or for a well for which drilling operations were actually commenced prior to the Agreement Term, shall not be a Subject Well or Subsequent

         Well for purposes of this Agreement and such a well shall not be subject to this Agreement, to the effect that Gasco shall not be obligated hereunder to pay any share of the Drilling Costs associated with any such well or wells and shall further have no right hereunder to receive assignment of any interest therein (or in any Drilling and Production Unit otherwise allocable thereto), except to the extent that such costs are to be paid and/or assignments are to be made under the terms of the Previous Agreement. In addition, in the event that BOG and Gasco mutually so agree with respect to any particular well or wells proposed to be drilled during the Agreement Term, such well or wells shall not become Subject Wells and shall otherwise not be subject to this Agreement, to the effect that Gasco shall not be obligated to pay any share of the Drilling Costs associated with any such well or wells and shall further have no right to receive assignment of any interest therein (or in any Drilling and Production Unit otherwise allocable thereto).

                 "Subsequent Deposit" shall have the meaning assigned to it in
         Section 8 hereof.

                 "Subsequent Month" means the next occurring calendar month.

                 "Subsequent Well" shall have the meaning assigned to it in subsection 9(b) hereof.

         Section 2.  REPRESENTATIONS OF BOG.  BOG represents to Gasco that:

                 (a) BOG is a limited partnership, duly formed and legally existing under the laws of the State of Delaware. BOG has full power to enter into and perform its obligations under this Agreement and has taken all appropriate action to authorize entering into this Agreement and performance of its obligations hereunder. Other than requirements (if any) that there be obtained Consents or waivers of Preferential Rights regarding the transfer of specific BOG Properties, and except for Routine Governmental Approvals which are customarily obtained post-closing and which BOG has no reason to believe cannot be obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any material default under any material agreement or instrument to which BOG is a party or by which the BOG Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to BOG or to the BOG Properties. This Agreement constitutes the legal, valid and binding obligation of BOG, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

                 (b) There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to the best of BOG's knowledge, threatened) which affect the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the BOG Properties, other than as disclosed in Exhibit A.

                 (c) BOG has not entered into, and shall not during the term of this Agreement enter into Parallel Agreements which would result in the assignment of more than 40% of BOG's undivided interest in the BOG Properties.

THE EXPRESS REPRESENTATIONS OF BOG CONTAINED IN THIS SECTION OR IN ANY ASSIGNMENT EXECUTED PURSUANT HERETO ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND BOG EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, UNDIVIDED INTERESTS EARNED BY GASCO HEREUNDER IN THE BOG PROPERTIES SHALL BE CONVEYED WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE AND GASCO SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. BOG MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INTERPRETATIONS, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW,

HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO GASCO IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO SEISMIC OR GEOLOGICAL MATTERS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE BOG PROPERTIES OR THE ABILITY OR POTENTIAL OF THE BOG PROPERTIES TO PRODUCE HYDROCARBONS OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO GASCO BY BOG OR BY BOG'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY BOG OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO GASCO ARE PROVIDED GASCO AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST BOG AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT GASCO'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

         Section 3.  REPRESENTATIONS OF GASCO.  Gasco represents to BOG that:

                 (a) Gasco is a limited partnership duly organized and legally existing under the laws of the State of West Virginia. Gasco has full power to enter into and perform its obligations under this Agreement and has taken all appropriate action to authorize entering into this Agreement and performance of its obligations hereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any material agreement or instrument to which Gasco is a party or by which Gasco is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Gasco. This Agreement constitutes the legal, valid and binding obligation of Gasco, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

                 (b) There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to the best of Gasco's knowledge, threatened) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 (c) Gasco is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated or will evaluate, as the case may be) the BOG Properties for acquisition, and is acquiring the BOG Properties and its rights and interests hereunder for its own account and not with the present intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules, or regulations.

         Section 4.  PREFERENTIAL RIGHTS AND CONSENTS.

         BOG will utilize reasonable efforts, consistent with industry practices in transactions of this type, to identify any Preferential Rights or Consents which would be applicable to the BOG Properties and the transactions contemplated hereby. In attempting to identify such Preferential Rights and Consents, BOG is in no event obligated to go beyond its own records. BOG shall have no obligation other than to so attempt to identify such Preferential Rights or Consents and to give the notices required by such identified Preferential Rights or Consents prior to the drilling of a Subject Well or Subsequent Well on the applicable BOG Properties. To the extent a Preferential Right applicable to any BOG Property (or portion thereof) is properly exercised prior to the execution of an Assignment covering such BOG Property in favor of Gasco, any well located or proposed to be located on the lands covered by such BOG Property shall not be considered a Subject Well for purposes hereof, and Gasco shall have no obligation to pay or bear any BOG Drilling Costs associated therewith; any share of BOG Drilling Costs paid by Gasco relating to such well prior to the exercise of the subject Preferential Right shall be reimbursed by BOG to Gasco. To the extent any Preferential Right applicable to any BOG Property (or portion thereof) is identified after the date of an Assignment to Gasco covering such BOG Property, and is further validly and properly exercised by a third party or third parties after such date, Gasco shall convey the specific BOG Property affected by such Preferential Right to the exercising third party or third parties, and Gasco shall be entitled, as its sole remedy against BOG, to a reimbursement of the 18% share of BOG Drilling Costs and 9% share of BOG Completion Costs paid by Gasco with respect to the applicable Subject Well or Subsequent Well which must be conveyed to such third party; provided, however, that the amount of such reimbursement shall be proportionately reduced in the event that less than all of Gasco's interest in the BOG Property is required to be conveyed to such third-party and BOG shall receive any and all consideration and/or payments which are to be made by the third-party as a result of its exercise of the Preferential Right. BOG and Gasco hereby recognize that any Preferential Right shall apply only to the specific property described in the instrument creating same, and shall in no event be construed to apply to all, or any group of, the BOG Properties, other than the specific property described in the instrument creating the Preferential Right. BOG shall use reasonable commercial efforts to secure any Consent of which it becomes aware (whether such Consent was identified before or after an Assignment was made covering the BOG Property burdened by such Consent), and to the extent BOG so utilizes reasonable commercial efforts, whether successful or not, Gasco shall have no legal redress against BOG relating to any Consent (or the failure to obtain same). Prior to the drilling of each Subject Well, at Gasco's request, Gasco will be given reasonable access, in BOG's offices, to BOG's copies of the operating agreements and BOG Participation Agreements affecting the drilling of such Subject Well.

         Section 5.  MAINTENANCE OF UNIFORM INTEREST PROVISIONS.

         It is hereby recognized that some of the BOG Properties may now be, or hereafter become, subject to agreements (the "MUI Agreements") containing maintenance of uniform interest provisions or similar restrictions against assigning an interest in part, but less than all, of the contract area covered by such agreement. In this connection, BOG undertakes to use reasonable commercial efforts to secure waivers from the other parties to each MUI Agreement that will allow Assignments to be made hereunder. In order to secure these waivers, BOG may agree that any separate measurement and/or storage facilities necessitated by an assignment by BOG to Gasco of an interest in part, but less than all, of the contract area covered by the applicable MUI Agreement shall be arranged and paid for in equal shares by BOG (50%) and Gasco (50%). BOG and Gasco further agree that any other costs, liabilities, damages or obligations, of whatever kind or character, arising out of or relative to any maintenance of uniform interest or similar provision contained in an MUI Agreement shall be borne and paid for in equal shares by BOG (50%) and Gasco (50%).

         Section 6.  PARTICIPATION IN BOG DRILLING COSTS BY GASCO.

         Gasco shall have the obligation to fund 18% of the BOG Drilling Costs associated with each Subject Well. The election whether or not to participate in the drilling of any particular well, and thus whether such well becomes a Subject Well hereunder, will be exercised in the sole and absolute discretion of BOG; upon an election by BOG to participate in the drilling of any particular Subject Well, Gasco's obligation to pay 18% of the BOG Drilling Costs associated with such Subject Well shall become absolute. The Parties recognize and agree that anything to the contrary contained herein notwithstanding, in the event that Gasco's share of BOG Drilling Costs have been forwarded to the drilling operator for a Subject Well prior to the expiration of the Agreement Term, Gasco's responsibility to fund 18% of the BOG Drilling Costs associated with such Subject Well shall continue despite the termination of the Agreement Term. If prior to the expiration of the Agreement Term BOG has not furnished to the operator funds advanced to it by Gasco pursuant to the terms hereof for the payment of BOG Drilling Costs with respect to a Subject Well, and such Subject Well is for such reason not a well which remains subject to this Agreement, BOG shall, within fifteen (15) days after the expiration of the Agreement Term, refund to Gasco all funds advanced to it regarding such well.

         Section 7.  COMPLETION ELECTIONS.

         Gasco shall have the obligation to fund 9% of the BOG Completion Costs associated with each Subject Well. In the event there is a separate Completion point election relative to any particular Subject Well, BOG shall, in its sole and absolute discretion, make such election for itself and for Gasco. Any election by BOG to Complete or not to Complete any Subject Well shall for all purposes be binding upon Gasco, the same as if Gasco had also made the same election. Gasco shall have the obligation to fund a 9% share of all BOG Completion Costs associated with any Subject Well. The Parties recognize and agree that anything to the contrary contained herein notwithstanding, in the event that Gasco's share of BOG Drilling Costs have been forwarded to the drilling operator for a Subject Well prior to the expiration of the Agreement Term, Gasco's responsibility to fund 18% of the BOG Drilling Costs and 9% of the BOG Completion Costs associated with such Subject Well shall continue despite the termination of the Agreement Term.

         Section 8.  FUNDING AND PAYMENT OBLIGATIONS

                 (a)      Drilling Costs For March and April of 1997.

                          (i) On or prior to the execution hereof, BOG has provided to Gasco an estimate, based on BOG's best judgment, of all BOG Drilling Costs related to Subject Wells for which costs are estimated to be incurred or advanced between March 1, 1997 and April 30, 1997 (the "Initial Period").

                          (ii) Contemporaneously with the execution of this Agreement, Gasco shall forward to BOG two hundred ninety-four thousand two hundred ten dollars ($294,210.00) (the "Initial Deposit"), in readily available funds, representing the sum of Gasco's 18% share of the estimated BOG Drilling Costs relating to Subject Wells for the Initial Period estimated to be incurred or advanced during the Initial Period.

                          (iii) It is hereby recognized that the amount of the Initial Deposit has been calculated based on estimated BOG Drilling Costs relating to Subject Wells for the Initial Period. BOG shall have the right from time to time during the Initial Period to revise its estimate of BOG Drilling Costs relating to Subject Wells in the event that it reasonably appears that the original estimate will be exceeded. To the extent that the Pre-Payment Balance is (or is reasonably estimated by BOG to be) less at any particular time than the sum of Gasco's 18% share of the revised estimate of BOG Drilling Costs relating to Subject Wells for the Initial Period, Gasco shall forward to BOG readily available funds representing 18% of the portion of the estimated shortfall attributable to BOG Drilling Costs relating to Subject Wells (which funds shall constitute a Shortfall Deposit); such Shortfall Deposit shall be made by Gasco, in immediately available funds, within 15 days after receipt by Gasco of a written request for the subject Shortfall Deposit.

                          (iv) BOG shall pay when due, out of and to the extent of the Initial Deposit and any Shortfall Deposit, the share of BOG Drilling Costs relating to Subject Wells actually incurred and charged to the account of Gasco. The balance of the Initial Deposit and any Shortfall Deposit which has not been incurred and paid for Gasco's share of BOG Drilling Costs will be applied against Gasco's share of the BOG Drilling Costs relating to Subject Wells to be incurred and paid in the next Subsequent Month; to the extent that the Pre-Payment Balance is at the conclusion of the Initial Period (or any Subsequent Month) more than the sum of Gasco's 18% share of the estimate of BOG Drilling Costs and Completion Costs relating to Subject Wells to be incurred and paid in the next Subsequent Month, BOG shall promptly (and not later than 15 days after the beginning of such Subsequent Month) refund any such excess to Gasco.

                 (b)      Drilling and Completion Costs During Subsequent
                 Months.

                          (i) On or before the 25th day of each calendar month preceding each Subsequent Month (other than March and April of 1997), BOG shall provide to Gasco a written estimate, based upon BOG's best judgment, of the BOG Drilling Costs and BOG Completion Costs relating to Subject Wells for such Subsequent Month.

                          (ii) On or before the first day of each Subsequent Month, Gasco shall forward to BOG an amount (the "Subsequent Deposit"), in readily available funds, representing the sum of Gasco's 18% share of the estimated BOG Drilling Costs and Gasco's 9% share of the estimated BOG Completion Costs relating to Subject Wells for such Subsequent Month estimated to be incurred or advanced during such Subsequent Month. The amount of each Subsequent Deposit shall, however, be determined giving due credit to any Pre-Payment Balance that is expected to remain unused from a previous period (i.e., from the Initial Period or a prior Subsequent Month, as the case may be) and that further is not earmarked by BOG for payment of Gasco's share of BOG Drilling Costs and/or BOG Completion Costs relating to Subject Wells for such previous period, which costs are reasonably expected to be paid during the immediate Subsequent Month.

                          (iii) It is hereby recognized that each Subsequent Deposit shall be calculated based on estimated BOG Drilling Costs and BOG Completion Costs relating to Subject Wells for the applicable Subsequent Month. BOG shall have the right from time to time during each Subsequent Month to revise its estimates of BOG Drilling Costs and/or BOG Completion Costs relating to Subject Wells for such Subsequent Month upward in the event that it reasonably appears that the original estimates will be exceeded. To the extent that the Pre-Payment Balance is (or is reasonably estimated by BOG to be) less at any particular time than the sum of Gasco's 18% share of the revised estimate of BOG Drilling Costs and Gasco's 9% share of the revised estimate of BOG Completion Costs relating to Subject Wells for the applicable Subsequent Month, Gasco shall forward to BOG readily available funds (which shall constitute a Shortfall Deposit) representing Gasco's share of the estimated shortfall attributable to BOG Drilling Costs and BOG Completion Costs relating to Subject Wells (such deposit shall be made by Gasco, in immediately available funds, within 15 days after receipt by Gasco of a written request for the Shortfall Deposit); to the extent that the unexpended amount of such Subsequent Deposit is at the conclusion of such Subsequent Month more than the sum of Gasco's 18% share of the estimate of BOG Drilling Costs and Gasco's 9% share of the estimate of BOG Completion Costs relating to Subject Wells to be incurred and paid in the next Subsequent Month, BOG shall promptly (and not later than 15 days after the beginning of such Subsequent Month) refund any such excess to Gasco.

                          (iv) During each Subsequent Month BOG shall pay when due, out of and to the extent of the Subsequent Deposit and any Shortfall Deposit, the share of BOG Drilling Costs and BOG Completion Costs relating to Subject Wells actually incurred and charged to the account of Gasco during such Subsequent Month. The balance of the Subsequent Deposit and any Shortfall Deposit which has not been incurred and paid for Gasco's share of BOG Drilling Costs and BOG Completion Costs will be applied against Gasco's share of the BOG Drilling Costs and BOG Completion Costs relating to Subject Wells to be incurred and paid in the next Subsequent Month; to the extent that the unexpended amount of such Subsequent Deposit is at the conclusion of such Subsequent Month more than the sum of Gasco's 18% share of the estimate of BOG Drilling Costs and Gasco's 9% share of BOG Completion Costs relating to Subject Wells to be incurred and paid in the next Subsequent Month, BOG shall promptly (and not later than 15 days after the beginning of such Subsequent Month) refund any such excess to Gasco.

                 (c)      Reporting.  On or before a date that is Forty-five
         (45) days after expiration of each calendar quarter occurring within the Agreement Term, BOG shall provide to Gasco a statement reflecting, on a well-by-well basis, application of the funds attributable to Gasco's share of BOG Drilling Costs relating to Subject Wells and BOG Completion Costs relating to Subject Wells for the previous calendar quarter; such statement shall be based on actual numbers, where available, and on estimates, where actuals are not available.

         Section 9.   ASSIGNMENTS AND SUBSEQUENT WELLS.

                 (a) Assignments. BOG shall execute an Assignment in favor of Gasco covering each Subject Well that is Completed as a producer of oil, gas and/or associated hydrocarbons; any such Assignment shall be made on or before the later to occur of (i) thirty business days after the date the Subject Well was Completed, and (ii) thirty business days after BOG secures assignment from a third party of all or any portion of the interest in the Subject Well it is obligated to assign to Gasco hereunder. Under each Assignment, BOG shall assign to Gasco an undivided 9% interest in and to the BOG Properties related to (A) the wellbore of any particular Subject Well that is Completed as a producer of oil, gas and/or associated hydrocarbons, and in and to the right to produce oil, gas and/or associated hydrocarbons therefrom, and (B) subject to the limitations and restrictions set forth in subsection 9(b), below, the Drilling and Production Unit allocable to such Subject Well. Each Assignment shall be made effective on or before the date of first production from the Subject Well under instrument in substantially the form attached hereto as Exhibit C. Notwithstanding any provision hereof to the contrary, BOG shall not be obligated to execute any Assignment to Gasco hereunder if Gasco has failed to fund the BOG Drilling Costs or BOG Completion Costs for any Subject Well(s) in accordance with the provisions of Section 8 above; provided, however, that such Assignments shall not be withheld if there is a reasonable good faith dispute as to the accuracy of the invoice related to the amount of the BOG Drilling Costs or BOG Completion Costs which have not been paid and Gasco has paid any part of such BOG

         Drilling Costs and BOG Completion Costs which are not in good faith dispute. The interest assigned to Gasco under any Assignment (the "Assigned Interests") shall be burdened by an overriding royalty interest in favor of BOG (the "BOG ORRI") in the same proportions as the interests of the participants under the BOG Participation Agreement(s) relating to such Assigned Interests are burdened by an overriding royalty interest created or reserved in favor of BOG pursuant to the applicable BOG Participation Agreement(s). The BOG ORRI shall be calculated in the same manner, and shall bear the same costs, expenses and taxes, as the overriding royalty interest of BOG burdening the interests of the other participants under the BOG Participation Agreements; provided, however, that in the event that the BOG ORRI would reduce Gasco's net revenue interest in any of the BOG Properties included within the Drilling and Production Unit of a Subject Well below 75%, proportionately reduced to Gasco's interest in the BOG Properties, with respect to those BOG Properties the amount of the BOG ORRI shall be reduced to an amount that is equal to the positive difference, if any, between 25% and the total of all existing royalty and overriding royally interests burdening such BOG Properties. Any Assigned Interests shall further bear their proportionate share of any (i) rights of reversion or conversion in favor of third parties that do or may result in the reduction of BOG's interest in the Assigned Interests or the alteration of such interest (e.g. a back-in right under a BOG Farmout Agreement), and (ii) royalties, overriding royalties, production payments and any other burdens against BOG's interest in, or share of production from, the Assigned Interests, to the extent same are in existence or owing under documentation in existence as of the date the Assignment is made.

                 (b) Subsequent Wells. Any well drilled or commenced to be drilled, whether during or at any time after expiration of the Agreement Term, on acreage and to depths included within the Drilling and Production Unit (or on lands pooled or unitized therewith) for a Subject Well shall be considered a "Subsequent Well" for all purposes hereof. Notwithstanding any provision hereof to the contrary:

                          (i) In the event that both Gasco and BOG elect to participate under the applicable BOG Participation Agreement, joint operating agreement or similar agreement governing joint operations on any Drilling and Production Unit in the drilling of any particular Subsequent Well, Gasco shall have the obligation to fund the sum of (A) 9% of BOG's share of all Drilling Costs associated with such Subsequent Well (the "BOG Carry Amount") and (B) Gasco's own share of the Drilling Costs associated with such Subsequent Well. Upon an election by both Gasco and BOG to participate in the drilling of any particular Subsequent Well, Gasco's obligation to pay all BOG Carry Amounts associated with such Subsequent Well shall become absolute. Gasco shall pay over to BOG all BOG Carry Amounts if and when incurred by BOG; provided that Gasco shall have 15 business days after receipt from BOG of an invoice for any particular BOG Carry Amounts to submit payment for same, in immediately available funds, to BOG.

                          (ii) In the event that Gasco fails to timely pay any BOG Carry Amount within 15 days of Gasco's receipt of written notice of such default from BOG, and the amount of such deficiency exceeds $5,000.00, in addition to, and without limitation of any remedies that may be available to BOG at law or in equity, at BOG's option Gasco shall automatically and in perpetuity forfeit to BOG all of Gasco's right, title and interest, whether legal or equitable, vested or contingent, in and to the entire wellbore of the Subsequent Well to which such BOG Carry Amount relates, together with any right to oil, gas or other substances that may be produced therefrom and any proceeds related thereto, free and clear of any liens or encumbrances created by, through or under Gasco, but not otherwise, and subject to any superior rights of third parties under any BOG Participation Agreement, joint operating agreement or other agreement governing joint operations on the relevant Drilling and Production Unit to which both Gasco and BOG are parties or are otherwise bound. However, in the event that there is a reasonable good faith dispute as to whether an invoiced BOG Carry Amount is accurate or otherwise due hereunder and Gasco has paid any part of such BOG Carry Amount which is not in good faith dispute, Gasco shall not be required to forfeit its right, title and interest in and to the Subsequent Well as otherwise provided in this Section 9(b)(ii).

                          (iii) Notwithstanding any provision hereof to the
                 contrary, in the event that any particular Subsequent Well has allocated to it a drilling and spacing unit or a proration or pooled unit, as the case may be, that includes acreage outside the areal confines of the Drilling and Production Unit related to such Subsequent Well (the "Outside Lands"), Gasco shall in no event be entitled to any right, title or interest in (A) any such Outside Lands, or (B) any production or proceeds allocable to such Outside Lands under applicable law, rule, order or regulation or otherwise under any voluntary pooling, unitization or similar agreement to which BOG is a party or is otherwise bound; instead, Gasco shall be limited to its share of production (or the proceeds thereof) as derived from its right, title and interest only in the pooled unit, drilling and spacing unit or proration unit, as the case may be, that is made up of lands from the Drilling and Production Unit. Further, BOG's share of Drilling Costs utilized in the computation of BOG Carry Amounts shall be determined only by reference to the proportionate share of any pooled unit, drilling and spacing unit or proration unit, as the case may be, that is made up of lands included in the Drilling and Production Unit. By way of example, assume that a particular Drilling and Production Unit is comprised of Tract A, containing 320 acres, and Tract B, containing 320 acres; Gasco owns a 9% share of the oil, gas and other mineral leasehold interest in Tracts A and B and BOG owns the remaining 91%. Further assume that a Subsequent Well is drilled on Tract A, and both Gasco and BOG elect to participate in the drilling of such well. Tract A, constituting Drilling and Production Unit lands, is then pooled or otherwise combined with Tract C, constituting Outside Lands; BOG owns a 100% interest in the oil, gas and/other mineral leasehold interest in Tract C. BOG's share of the Drilling Costs for the Subsequent Well is $1,000,000. Under these facts, Gasco would be entitled to 4.5% (i.e. 9% of 50%) of the production and allocable proceeds from the subject Subsequent Well, prior to deduction of royalties and other burdens, assuming production is allocable as between Tracts A and B equally (i.e., on a surface acreage basis); if production is allocable as between Tracts A and C other than on a surface acreage basis (e.g., based on acre-feet), then Gasco's share of production from the Subsequent Well, again derived only from its 9% interest in Tract A, will be adjusted accordingly. Gasco's allocable share of Drilling Costs under these facts would be $90,000 (i.e., the sum of (a) 9% x 50% x $1,000,000, and (b) the BOG
                 Carry Amount, which is 9% x 50% x $1,000,000), assuming that Drilling Costs are allocable as between Tracts A and B on a surface acreage basis; if Drilling Costs are allocable other than on a surface acreage basis, Gasco's allocable share thereof, again delivered from both its 9% interest in Tract A and from its obligation to pay and bear the BOG Carry Amount, shall be adjusted accordingly.

                          (iv) The provisions of this subsection 9(b) shall be binding upon and shall enure to the benefit of BOG and Gasco, and their respective successors and assigns. Any assignment or other transfer by Gasco of any right, title or interest in any Drilling and Production Unit established pursuant to this Agreement shall be made expressly subject to the terms of this subsection 9(b), and the transferee shall expressly agree to assume and be bound by the terms of this subsection 9(b); any attempted assignment or other transfer by Gasco that is not in compliance with the foregoing shall be void.

         Section 10. CONDITIONS PRECEDENT TO BOG PERFORMANCE AND TERMINATION RIGHTS.

         The obligation of BOG under this Agreement to allow Gasco to participate in the drilling of any particular Subject Well, and to receive assignment of an undivided 9% of BOG's interest therein, is subject to the fulfillment of each of the following conditions, unless any one or more of same are waived, in whole or in part, by BOG:

                 a. Each and every representation of Gasco under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of the proposed drilling of each Subject Well, and shall at and as of the proposed drilling of each Subject Well be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by BOG.

                 b. Gasco shall have performed and complied in all material respects with (or compliance therewith shall have been waived by BOG) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Gasco, including without limitation Gasco shall have timely performed its funding and payment obligations under Section 8 hereof.

                 c. No suit, action or other proceedings shall, on the date of the proposed drilling of each Subject Well, be pending or threatened against Gasco or BOG before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, except to the extent that such suit, action or other proceedings arise, in whole or in part out of any action or inaction of BOG in breach of or otherwise in derogation of this Agreement.

Notwithstanding any provision hereof to the contrary, in the event Gasco fails at any time or from time to time, within 15 days after receipt of written notice of default from BOG, to make any payment owing to BOG hereunder or to otherwise satisfy any funding obligation hereunder, and the amount of such deficiency exceeds $5,000.00 in amount, in addition to and without limitation of any and all other rights and remedies BOG may have in law or in equity for such breach, BOG shall have the right, exercisable in its sole and absolute discretion, to terminate this Agreement.

         Section 11.  CONDITIONS PRECEDENT TO GASCO PERFORMANCE.

         The obligation of Gasco under this Agreement to fund BOG Drilling Costs and BOG Completion Costs for the drilling of Subject Wells as set forth in Section 8 above, is subject to the fulfillment of each of the following conditions, unless any one or more of same are waived, in whole or in part, by
Gasco:

                 a. BOG shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Gasco) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by BOG.

                 b. No suit, action or other proceedings shall, on the date for funding as set forth in Section 8, be pending or threatened against Gasco or BOG before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, except to the extent that such suit, action or other proceedings arise, in whole or in part out of any action or inaction of Gasco in breach of or otherwise in derogation of this Agreement.

         Section 12. ASSUMPTION AND REIMBURSEMENT.

         Any assignment made by BOG to Gasco hereunder shall be made expressly subject to any applicable BOG Participation Agreement(s), and any joint operating agreements related thereto. Gasco agrees to be bound by the terms of any such BOG Participation Agreement(s) and any related joint operating agreements, insofar as they apply to any Assigned Interests and related facilities, and Gasco hereby agrees, effective as of the effective time of the subject Assignment, to expressly assume a 9% share of BOG's obligations under the applicable BOG Participation Agreements and joint operating agreement(s), insofar as they pertain to the particular Assigned Interests and any related facilities. Nothing contained in this Section 12 or elsewhere in this Agreement or any Assignment executed pursuant hereto shall be construed to afford Gasco any right (and Gasco shall have no right) to participate in production from or proceeds attributable to any well, other than a Subject Well or a Subsequent Well, whether drilled under the terms of any particular BOG Participation Agreement and/or joint operating agreement or otherwise. In addition, nothing contained in this Section 12 or elsewhere in this Agreement or any Assignment executed pursuant hereto shall be construed to afford Gasco any right (and Gasco shall have no right) to participate, as the result of the operation of an area of mutual interest or similar provision, in any interests acquired by third party participants under any BOG Participation Agreement or joint operating agreement.

         Section 13.  INDEMNIFICATIONS.

                 (a) INDEMNIFICATIONS BY BOG. BOG agrees to indemnify and hold harmless Gasco and its officers, directors, employees, agents, and representatives from and against any and all claims, obligations, actions, liabilities, damages, or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, such party with any broker or finder in connection with this Agreement or the transactions contemplated hereby.

                 (b)      INDEMNIFICATIONS BY GASCO.

                          (i) GENERAL AND ENVIRONMENTAL. NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, GASCO SHALL, FROM AND AFTER THE EFFECTIVE DATE OF EACH ASSIGNMENT, AGREE TO INDEMNIFY AND HOLD BOG, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES (HEREIN COLLECTIVELY CALLED THE "BOG INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, OBLIGATIONS, ACTIONS, LIABILITIES, DAMAGES, OR EXPENSES, INCLUDING WITHOUT LIMITATION COURT COSTS AND ATTORNEYS' FEES (HEREIN COLLECTIVELY CALLED "CLAIMS"), TO THE EXTENT SUCH CLAIMS AROSE OUT OF THE PHYSICAL CONDITION, OWNERSHIP AND/OR OPERATION OF THE BOG PROPERTIES COVERED BY THE SUBJECT ASSIGNMENT AT ANY TIME AFTER THE COMMENCEMENT OF OPERATIONS FOR THE DRILLING OF THE SUBJECT WELL WHICH RESULTED IN SUCH ASSIGNMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER, OR AS A RESULT OF VIOLATION OF, APPLICABLE ENVIRONMENTAL LAWS, WHETHER DUE, IN WHOLE OR IN PART, TO THE NEGLIGENCE OR STRICT LIABILITY OF BOG, OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE PARTIES RECOGNIZE, ACKNOWLEDGE AND AGREE THAT GASCO'S OBLIGATIONS AND RESPONSIBILITIES UNDER THIS SECTION 13(b)(i) TO INDEMNIFY AND HOLD THE BOG INDEMNIFIED PARTIES HARMLESS SHALL BE PROPORTIONATELY REDUCED TO THE PERCENTAGE INTEREST IN THE SUBJECT BOG PROPERTIES WHICH IS ASSIGNED OR TO BE ASSIGNED TO GASCO UNDER THE TERMS OF THIS AGREEMENT.

                          (ii) COMMISSIONS. Gasco agrees to indemnify and hold harmless BOG and the other BOG Indemnified Parties, from and against any and all claims, obligations, actions, liabilities, damages, or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, such party with any broker or finder in connection with this Agreement or the transactions contemplated hereby.

         Section 14.  WELL DATA AND INFORMATION.

         For each Subject Well, BOG shall provide Gasco with the following: (i) one copy of the AFE submitted for the Subject Well with an estimated working interest and net revenue interest break down; (ii) one copy of the Exhibit A to the final Joint Operating Agreement governing the drilling of such Subject Well or any other document or instrument upon which BOG bases its allocation of costs and expenses regarding such Subject Well; (iii) one copy of each drilling and completion report received by BOG for the Subject Well; (iv) one copy of each well log received by BOG for the Subject Well; and (v) all data and information received regarding the testing and analysis of the well. With respect to each Subject Well which is completed as a producer, following the completion of such Subject Well BOG shall provide Gasco with a copy of each of the following documents which are in BOG's possession (i) the BOG Participation Agreements which affect Gasco's interests in the Drilling and Production Unit for the Subject Well, (ii) the operating agreements which govern the Drilling and Production Unit for the Subject Well, and (iii) a copy of each oil and gas lease and farm-in agreement which covers minerals which are located within the Drilling and Production Unit for the Subject Well; provided, however, that Gasco shall reimburse BOG for any third party copying charges which are incurred to generate such copies. In addition, with respect to each Subject Well which is completed as a producer, subject to any contractual restrictions that are placed on such interpretations pursuant to the terms of the applicable BOG Participation Agreement(s) or the applicable seismic acquisition agreement, BOG shall provide Gasco with one copy of a 3-D interpretational map generated from Seismic Data by BOG for each of the targeted zone(s) in such Subject Well (if a 3-D interpretational map has been generated by BOG for such zone), limited in geographical extent to 1/2 mile of the outside perimeter of the Drilling and Production Unit for the Subject Well. Under no circumstances shall Gasco acquire any ownership interest or license in any of the Seismic Data.

         Section 15.  TITLE REVIEW.

         To the extent that it is within BOG's control, BOG agrees that a reasonable title examination shall be performed for each Subject Well prior to the commencement of actual drilling operations for such Subject Well.

         Section 16.  NON-COMPETE.

         During the Agreement Term and continuing for a period of 5 years thereafter, unless BOG agrees in writing otherwise, except as provided in this Agreement, neither Gasco, nor any Affiliate of Gasco, nor any broker or other representative acting on behalf of Gasco shall own, purchase or otherwise acquire any interest in the oil, gas and/or other minerals in, under or that may be produced from any lands located within any of the following described lands (hereinafter collectively referred to as the "Non-Compete Lands"): (1) any lands located within one mile of the outside perimeter of the drilling and/or proration units which are established for each Subject Well; and (2) the lands which must be the subject of a non-compete agreement as the result of the disclosure of 3-D interpretational maps or the assignment of interests in BOG Properties pursuant to the terms of a BOG Participation Agreement which is applicable to BOG Properties which are to be assigned to Gasco pursuant to the terms of this Agreement. The interests Gasco is precluded hereunder from owning or acquiring include leasehold working interests, mineral fee interests or servitudes, overriding royalty interests, royalty interests, production payments, net profits interests, and any other interests, whether similar or dissimilar, in the oil, gas and/or other minerals in, under or that may be produced from any part of the Non-Compete Lands. In the event that Gasco, any Affiliate of Gasco or any broker or other representative acting on behalf of Gasco or any Affiliate of Gasco owns or acquires any interest in breach of this
Section 16, BOG shall, in addition to any other remedies it may have at law or in equity, have the right, exercisable in its sole discretion, to secure from Gasco, an Affiliate of Gasco and/or any broker or other representative acting on behalf of Gasco or any Affiliate of Gasco, as the case may be, an assignment, free of all cost and expense, covering the entire interest so owned or acquired in breach of this Section 16. The provisions of this Section 16 shall survive the expiration of the Agreement Term and any earlier termination of this Agreement. Anything to the contrary contained in this Section 16 notwithstanding, the parties hereto agree that Gasco shall not be precluded from acquiring interests from a third party which is a party to a BOG Participation Agreement, provided that the interest acquired by Gasco from such third party is subject to the BOG Participation Agreement to which such third party is a party. In addition, anything to the contrary contained in this
Section 16 notwithstanding, the parties hereto agree that Gasco shall not be precluded from acquiring interests that have been acquired under a Parallel Agreement, provided that the interest acquired by Gasco from such third party is subject to the Parallel Agreement to which such third party is a party

         Section 17.  ACCOUNTING MATTERS.

         On or before a date that is 30 calendar days after the earlier of expiration of the Agreement Term or termination of this Agreement under Section 10 or Section 11 hereof, BOG shall issue to Gasco a statement reflecting the Pre-Payment Balance as of the statement date. Along with said statement, BOG shall, subject to any right of set-off afforded BOG hereunder, return to Gasco the Pre-Payment Balance, less that portion which BOG believes should be retained by BOG in order to satisfy Gasco's share of any BOG Drilling Costs or BOG Completion Costs still to be paid or incurred hereunder. On or before a date that is 120 calendar days after the earlier of expiration of the Agreement Term or termination of this Agreement under Section 10 or Section 11 hereof, BOG shall return, subject to any right of set-off afforded BOG hereunder, to Gasco any of the remaining Pre-Payment Balance, to the extent it exceeds an amount sufficient to cover Gasco's share of any then-accrued BOG Drilling Costs or BOG Completion Costs.

         Section 18.  INSURANCE.

         Gasco agrees to be bound by any election made by BOG concerning insurance coverage relative to any particular Subject Well, and Gasco shall pay a 9% share of what would otherwise be BOG's insurance costs relative to such Subject Well and any related facilities. Prior to execution of an Assignment covering such Subject Well, BOG shall make any insurance elections for and on behalf of Gasco, and such election shall be binding upon Gasco, the same as if made by Gasco. For example, if BOG elects to be covered by the operator's insurance relative to any particular Subject Well, so will Gasco and if BOG decides to secure or utilize its own insurance coverage relative to any particular Subject Well, Gasco's interest in the Subject Well shall also rely upon such insurance coverage; Gasco shall pay a 9% share of BOG's costs in securing insurance coverage relative to any particular Subject Well. If BOG decides to secure or utilize its own insurance coverage relative to a Subject Well, Gasco will be named as an additional insured in the certificate issued for such coverage.

         Section 19.  NOTICES.

         All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

         If to Gasco:
                 194 Summers Street, 2nd Floor
                 Charleston, W.V.  25301
                 Facsimile # (304) 344-2467
                 Attention:  Mr. J. S. Stevens, III

         If to BOG:
                 Brigham Oil & Gas, L.P.
                 5949 Sherry Lane, Suite 1616
                 Dallas, Texas  75225
                 Facsimile # (214) 360-9825
                 Attention:  Mr. Bud Brigham

and shall be considered delivered on the date of receipt. Either Gasco or BOG may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least two (2) business days prior to the effective date of such change of address.

         Section 20.  SURVIVAL OF PROVISIONS.

         All representations, warranties and indemnifications made herein by BOG or Gasco shall survive in perpetuity the expiration of the Agreement Term and any termination hereof under Section 10 or Section 11.

         Section 21.  DISCLAIMERS AND ELECTIONS.

         The liabilities of the parties hereunder shall be several, not joint or collective. It is not the intention of the parties to create, nor shall this Agreement be deemed as creating, a joint venture, or a mining, tax or other partnership or association or to render the parties liable as partners.
However, solely for purposes of income taxation and reporting of income taxes, the parties agree that the relationship under this Agreement shall be considered as a tax partnership in accordance with the provisions of the Tax Partnership Agreement which is attached hereto as Exhibit D.

         Section 22.  MISCELLANEOUS MATTERS.

                 a. Neither Gasco nor BOG shall assign or otherwise transfer any rights, interests or obligations under this Agreement to any third party without first obtaining the written consent of the other, which consent may be either granted or withheld in the sole and absolute discretion of the party being asked to grant consent; provided that either of BOG or Gasco may freely transfer or otherwise dispose of all of its rights, interests and obligations hereunder (i) by sale or other transfer or disposition of all or substantially all of its assets (whether or not covered hereby) to an Affiliate or (ii) otherwise by merger, reorganization or consolidation. This Agreement shall be binding upon and shall enure to the benefit of Gasco and BOG and their respective permitted successors and assigns.

                 b. Each party shall bear and pay all expenses (including without limitation attorneys' fees) incurred by it in connection with the transaction contemplated by this Agreement.

                 c. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

                 d. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

                 e. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT THAT, TO THE EXTENT THAT THE LAW OF A STATE IN WHICH A PORTION OF THE BOG PROPERTIES IS NOW OR HEREAFTER LOCATED (OR WHICH IS OTHER APPLICABLE TO A PORTION OF THE BOG PROPERTIES NECESSARILY GOVERNS, THE LAW OF SUCH STATE SHALL APPLY TO THAT PORTION OF THE BOG PROPERTIES LOCATED IN (OR OTHERWISE SUBJECT TO THE LAWS OF) SUCH STATE.

                 f. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for BOG and Gasco to sign the same counterpart and signature pages from different counterparts may be combined to form masters of this Agreement.

         This Agreement is executed by the parties hereto on the date set forth beneath the signature of each but is effective for all purposes as of April 1, 1997.


         BRIGHAM OIL & GAS, L.P.
         By:   Brigham, Inc.
         Its:  Managing General Partner



         By: /s/ ANNE L. BRIGHAM
             ----------------------------------
               Name:  Anne L. Brigham
               Title: Executive Vice President
               Date:  May 21, 1997
                      -------------------------



         GASCO LIMITED PARTNERSHIP
         By:   Gasco, Inc.
         Its:  General Partner



         By: /s/ J. S. STEVENS, III
             -------------------------------
               Name:  J. S. Stevens, III
               Title: President
               Date:  5/22/97
                      -------------------------

                                  EXHIBIT LIST


EXHIBIT A:  Existing BOG Participation Agreements

EXHIBIT B:  AMI

EXHIBIT C:  Form of Assignment

EXHIBIT D:  Tax Partnership Agreement